Exhibit 10.31
FIRST AMENDMENT
TO EMPLOYMENT AGREEMENT
     First amendment (the “Amendment”) to the employment agreement (the “Employment Agreement”), between Time Warner Entertainment Company, L.P., a subsidiary of Time Warner Cable Inc. and Robert Marcus. This Amendment is effective as of January 1, 2008.
     The parties, intending to be legally bound, hereby agree that the Employment Agreement shall be amended as follows:
     1.     Section 4.1 shall be amended by adding at the end thereof:
     “Payments of Base Salary and Bonus required under this Section shall be made at the same time as such payments would otherwise have been made to you pursuant to Sections 3.1 and 3.2 if you had not been terminated.”
     2.     Section 4.2.2 shall be amended to read as follows:
     “After the effective date of a termination without cause, you shall continue to be treated as an employee of the Company for a period ending on the date (the “Severance Term Date”) which is the later of (i) the Term Date and (ii) the date which is twenty-four months after the effective date of such termination, and during such period you shall be entitled to receive, whether or not you become disabled during such period but subject to Section 6, (a) Base Salary at an annual rate equal to your Base Salary in effect immediately prior to the notice of termination, and (b) an annual Bonus in respect of each calendar year or portion thereof (in which case a pro rata portion of such Bonus will be payable) during such period equal to your Average Annual Bonus. Except as provided in the following sentence, if you accept other full-time employment during such period or notify the Company in writing of your intention to terminate your treatment as an employee during such period, you shall cease to be treated as an employee of the Company, including for purposes of your rights to receive certain post-termination benefits under Section 7.4, effective upon the commencement of such other employment or the effective date of such termination as specified by you in such notice, whichever is applicable, but you shall continue to receive the remaining payments you would have received pursuant to this Section 4.2.2 at the times specified herein. Notwithstanding the foregoing, if you accept employment with any not-for-profit entity, then you shall be entitled to continue to be treated as an employee of the Company and receive the payments as provided in the first sentence of this Section 4.2.2; and if you accept full-time employment with any affiliate of the Company, then the payments provided for in this Section 4.2.2 shall immediately cease and you shall not be entitled to any further payments. For purposes of this Agreement, the term “affiliate” shall mean any entity which, directly or indirectly, controls, is controlled by, or is under common control with, the Company.”
     3.     Section 4.4 shall be amended by adding at the end thereof:

     “Such release must be returned no later than 60 days after your separation from service with the Company. If you fail to execute and deliver such release, or if you revoke such release as provided therein, then any severance payment you receive under the Company’s policies relating to notice and severance shall be reduced by the aggregate amount of any severance you may have received under this Agreement. The aggregate amount of any severance payments under such Company policies shall be paid in the same amounts and under the same schedule as would have been applicable to payments under Section 4.2.2 until such aggregate amount is paid to you.”
     4.     Section 5.1 is amended by adding at the end thereof:
     “All payments pursuant to this Section 5.1 shall be made at the times specified in Section 4.5 and shall be subject to Section 11.16.”
     5.     Section 5.3 is amended by deleting the last sentence thereof and by replacing it with the following:
     “Except as otherwise provided in this Section 5, the term of employment shall continue during the Disability Period, and you shall be entitled to all of the rights and benefits provided for in this Agreement, except that Sections 4.2 and 4.3 shall not apply during the Disability Period. Unless the Company has restored you to full-time service at full compensation prior to the end of the Disability Period, the term of employment shall end and you shall cease to be treated as an employee of the Company at the end of the Disability Period and shall not be entitled to notice and severance or to receive or be paid for any accrued vacation time or unused sabbatical.”
     6.     Section 7.4 shall be amended by adding after the first sentence of the existing provision:
     “Notwithstanding the foregoing, your continued participation in the Company’s benefit plans shall be subject to the limitations of applicable law.”
     7.     Section 7.4 shall be further amended by replacing the phrase “remain on the payroll” with “continue to be treated as an employee” and replacing the phrase “leave the payroll” with “cease to be treated as an employee.”
     8.     Section 11.16 shall be added to the Agreement as follows:
     “11.16 Compliance with Section 409A. This Agreement is intended to comply with Section 409A of the Code and will be interpreted, administered and operated in a manner consistent with that intent. Notwithstanding anything herein to the contrary, if at the time of your separation from service with the Company you are a “specified employee” as defined in Section 409A of the Code (and the regulations thereunder) and any payments or benefits otherwise payable hereunder as a result of such separation from service are subject to Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months following your separation from service with the Company (or the earliest date as is permitted under Section 409A of the Code), and the Company will pay any such delayed amounts in a lump sum at such time. If any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to you under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. References to “termination of employment” and similar terms used in this Agreement are intended to refer to “separation from service” within the meaning of Section 409A of the Code to the extent necessary to comply with Section 409A of the Code. The Company shall consult with you in good faith regarding the implementation of the provisions of this Section 11.16; provided that neither the Company nor any of its employees or representatives shall have any liability to you with respect to thereto.”
     Except as amended hereby, the Employment Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed effective as of the date first above written.

TIME WARNER ENTERTAINMENT COMPANY, L.P.
By:	/s/ Marc Lawrence-Apfelbaum
MARC LAWRENCE-APFELBAUM
EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL & SECRETARY

Date:	1-8-08

Agreed and Accepted: ROBERT MARCUS
/s/ Robert Marcus

Date:	1/3/08

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